                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


                                                            PERCENTAGE OF
                                             ORGANIZED     VOTING SECURITIES
                                               UNDER           OWNED BY
                                              LAWS OF        CULLEN/FROST
                                          --------------   -----------------
The Frost National Bank                    United States         100%

Main Plaza Corporation                         Texas             100%

Daltex General Agency, Inc.                    Texas             100%

The New Galveston Company, Inc.              Delaware            100%

Cullen/Frost Capital Trust I                 Delaware            100%

Frost Insurance Agency                         Texas             100%

Frost Securities, Inc                        Delaware            100%